UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

ALCOA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2003 Notice of Annual Meeting

and Proxy Statement

[LOGO OF ALCOA]

[PHOTO]

[PHOTO]

[LOGO OF ALCOA]

TO ALCOA SHAREHOLDERS:

I cordially invite you to the 2003 annual meeting of Alcoa shareholders. The meeting this year is on Friday, April 11, 2003 at 9:30 a.m. in the Allegheny Ballroom of the Westin Convention Center Hotel in Pittsburgh, Pennsylvania. The location is accessible to disabled persons, and we will have headsets available for the hearing impaired.

I hope you will participate in this review of our company’s business and operations. This proxy statement describes the items you will vote on at the meeting. In addition to voting, we will review the major developments of 2002 and answer your questions.

If you plan to attend, you will need an admission ticket. For registered holders, we have included an admission ticket with your proxy card. Other shareholders may obtain tickets by contacting the corporate secretary.

Whether or not you plan to attend the meeting, your vote is important. Please vote. You have three options – by telephone, by Internet or by mailing the proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

/s/ Alain J. P. Belda

Alain J. P. Belda

Chairman of the Board

and Chief Executive Officer

February 20, 2003

[LOGO OF ALCOA]

NOTICE OF 2003 ANNUAL MEETING

February 20, 2003

Alcoa’s annual meeting of shareholders will be on Friday, April 11, 2003 at 9:30 a.m. We will meet in the Allegheny Ballroom of the Westin Convention Center Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania. If you owned common stock at the close of business on January 13, 2003, you may vote at this meeting.

At the meeting, we plan to:

• elect three directors to serve for new terms;

• consider shareholder proposals; and

• attend to other business properly presented at the meeting.

On behalf of Alcoa’s Board of Directors,

/s/ Donna Dabney

Donna Dabney

Secretary

NOTICE OF 2003 ANNUAL MEETING

AND PROXY STATEMENT

THE ANNUAL MEETING AND VOTING—QUESTIONS AND ANSWERS	4

BOARD OF DIRECTORS	6
Committees and Meetings of the Board
Directors’ Compensation
Transactions with Directors’ Companies

ITEM 1—ELECTION OF DIRECTORS	8

ALCOA STOCK OWNERSHIP AND PERFORMANCE	17
Stock Ownership of Certain Beneficial Owners
Stock Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
Stock Performance Graph

REPORT OF THE AUDIT COMMITTEE	20

EXECUTIVE COMPENSATION	22
Report of the Compensation and Benefits Committee
Summary Compensation Table
Option Grants in 2002
2002 Aggregated Option Exercises and Year-End Option Values
Pension Plans and Pension Plan Table
Transactions with Management

ITEM 2—SHAREHOLDER PROPOSALS
2(a)—Shareholder Proposal Relating to Pay Disparity	30
2(b)—Shareholder Proposal Relating to Severance Agreements	31

OTHER INFORMATION	33

THE ANNUAL MEETING AND VOTING—QUESTIONS AND ANSWERS

The Alcoa Board of Directors is soliciting proxies for the 2003 annual meeting of shareholders. This booklet and proxy card contain information about the items you will vote on at the annual meeting. These documents are first being mailed or given to shareholders on or about February 28, 2003.

Who is entitled to vote and how many votes do I have?

If you are a common stockholder of record at the close of business on January 13, 2003, you can vote. For each matter presented for vote, you have one vote for each share you own.

How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically using the Internet. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the directions on the card. To vote your proxy by telephone or electronically using the Internet, see the instructions on the proxy form and have the proxy form available when you call or access the Internet web site. The proxy committee will vote your shares according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

What does it mean if I receive more than one proxy card?

If you are a shareholder of record or participate in Alcoa’s Dividend Reinvestment and Stock Purchase Plan or employee savings or stock purchase plans, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date, if the account names are exactly the same. If your shares are registered differently and are in more than one account, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Equiserve Trust Company, N.A., at 1 800 317 4445 (in the U.S. and Canada) or 1 781 575 2724 (all other calls) or by e-mail at equiserve@equiserve.com.

How do I vote if I participate in one of the employee savings plans?

You must provide the employee plan trustee with your voting instructions in advance of the meeting. You may do so by returning your voting instructions by mail, or submitting them by telephone or electronically using the Internet. You cannot vote your shares in person at the annual meeting; the trustee is the only one who can vote your shares. The trustee will vote your shares as you have instructed. If the trustee does not receive your instructions, your shares generally will be voted in proportion to the way the other plan participants voted. Under some plans, the trustee may not have discretion to vote unless an instruction is received.

Can I change my vote?

You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways. (Please note that the revocation or change has to be received by the cutoff time indicated on the proxy card in order to be counted):

•	mail a revised proxy card or voting instruction form which is dated later than the prior one

•	vote again by telephone or at the Internet web site

•	common stockholders of record may vote in person at the annual meeting

•	common stockholders of record may notify Alcoa’s corporate secretary in writing that a prior proxy is revoked or voting instructions changed

•	employee savings plan participants may notify the plan trustee in writing that prior voting instructions are revoked or changed

Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential.

There are exceptions for contested proxy solicitations or where necessary to meet legal requirements. Corporate Election Services, Inc., the independent proxy tabulator used by Alcoa, counts the votes and acts as the inspector of election for the meeting.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the meeting if you were a shareholder on January 13, 2003. If you plan to attend the meeting, you will need an admission ticket, which is part of your proxy form. If a broker holds your shares and you would like to attend, please write to: Secretary’s Office, Alcoa, 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention: Dolores A. Yura. Please include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you an admission ticket.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

Director candidates who receive the highest number of votes cast will be elected. Approval of each other item being considered requires a majority of the votes cast.

At the close of business on January 13, 2003, the record date for the meeting, Alcoa had outstanding 844,925,354 shares of common stock (excluding treasury shares).

Who pays for the solicitation of proxies?

Alcoa pays the cost of soliciting proxies. We retain Morrow & Company, Inc. to assist with the solicitation for a fee of $13,000 plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes.

How do I comment on company business?

There is space for your comments on the proxy card or you may send your comments to us in care of the corporate secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

May I nominate someone to be a director of Alcoa?

If you are a shareholder entitled to vote at an annual meeting, you may nominate one or more persons for election as directors of Alcoa at that meeting. You may do this by sending a written notice to: Secretary’s Office, Alcoa, 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention: Janet Duderstadt, Assistant Secretary. The notice must comply with the requirements in the company’s charter and include certain information about the persons that you nominate, and, for the 2004 annual meeting, we must receive it by January 13, 2004. For complete details, contact the corporate secretary.

When are the 2004 shareholder proposals due?

The next Alcoa annual meeting is on April 30, 2004. You must submit shareholder proposals in writing by October 31, 2003 for them to be considered for the 2004 proxy statement. No proposals received after January 13, 2004 may be raised at the annual meeting. Address all shareholder proposals to: Secretary’s Office, Alcoa, 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858, Attention: Janet Duderstadt, Assistant Secretary.

BOARD OF DIRECTORS

COMMITTEES AND MEETINGS OF THE BOARD

The Board of Directors considers all major decisions of Alcoa. Nine of the ten directors are independent. The independent directors meet regularly at least two times per year without management present. Franklin A. Thomas, who has been designated by the Board to be the Lead Director, presides at these executive sessions.

The Board met seven times in 2002. Attendance by directors at Board and committee meetings averaged over 94%. All incumbent directors serving in 2002 attended at least 75% of the meetings.

Members of all Committees, except the Executive Committee, are independent. The Board has the following five standing committees:

The Audit Committee reviews Alcoa’s auditing, financial reporting and internal control functions and retains the independent auditors. It also reviews the company’s environmental, health and safety audits and monitors compliance with Alcoa business conduct policies. The members of the Audit Committee are independent, as defined under the New York Stock Exchange listing standards. The independent auditors, the Chief Financial Officer, the Vice President-Audit and the General Counsel each have access to the Committee without any other members of management being present. The Committee met six times in 2002. In addition, the chairman of this Committee or his designee met with management and the independent accountants before earnings announcements in January, April, July and October. Beginning with the third quarter, the full Committee reviewed quarterly results before filing. In addition, the full Committee reviewed annual results, the Audit Committee report (see page 20 of this proxy statement) and annual disclosure filings before filing.

The Compensation and Benefits Committee discharges the Board’s responsibilities relating to the compensation of the company’s officers, oversees the administration of the company’s compensation and benefits plans (in particular the incentive compensation and equity-based plans of the company) and prepares the annual report on executive compensation (see page 22 of this proxy statement). The Committee assumed oversight responsibility for reviewing the investment results of the company’s principal pension and savings plans when the Pension and Investment Committee was consolidated into the Compensation Committee. The Compensation and Benefits Committee met five times in 2002. The Pension and Investment Committee met one time in 2002 before it was consolidated into the Compensation and Benefits Committee.

The Executive Committee has authority to act on behalf of the Board. In 2002, this committee met when specific action was required between Board meetings. The Committee met twice in 2002.

The Governance and Nominating Committee considers and recommends nominees for election as directors and evaluates candidates for nomination as directors of the company. In 2003 the Governance and Nominating Committee approved a new charter that expanded its responsibilities to include director education and orientation, the performance evaluation process for committees and the Board and corporate governance guidelines. In January 2003, the Committee recommended and the Board adopted corporate governance guidelines for the company, which are posted on www.alcoa.com under the corporate governance section of the “invest” web page. The Committee met twice in 2002.

The Public Issues Committee was organized in 2002 to provide advice and guidance on public issues, oversee corporate giving, make recommendations to the Board regarding significant shareholder issues and review company reporting initiatives regarding social and environmental matters. The Committee met three times in 2002.

DIRECTORS’ COMPENSATION

Alcoa pays each director who is not an Alcoa employee an annual retainer fee of $150,000. Directors are required to invest 50% of their annual retainer in Alcoa stock, either through direct investment or in the share equivalent fund under the company’s deferred fee plan for non-employee directors. Directors are required to maintain their investment in Alcoa stock until they retire from the Board. No other meeting fees are paid to directors for service on the Board and directors do not receive stock options. Alcoa does not fund directors’ deferred accounts, but pays them out in cash from general funds of the company after Board service ends.

TRANSACTIONS WITH DIRECTORS’ COMPANIES

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with companies and organizations whose executive officers are also Alcoa directors. None of these transactions in 2002 exceeded the threshold for disclosure, which is 5% of the gross revenues of either Alcoa or the other organization.

ITEM 1—ELECTION OF DIRECTORS

As of the date of this proxy statement, Alcoa’s Board of Directors had 10 members divided into three classes. Directors are elected for three-year terms. The terms for members of each class end in successive years. Directors elected to fill vacancies hold office for a term expiring at the annual meeting when the term for their class expires.

The Board of Directors has nominated three directors whose terms expire in 2003 to stand for election to the Board for a three-year term expiring in 2006.

The proxy committee will vote your proxy for the election of these nominees unless you withhold authority to vote for any one or more of them. If any director is unable to stand for election, the Board may reduce its size or choose a substitute.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2006

Kathryn S. Fuller

[PHOTO]

Age:	56

Director since:	2002

Alcoa Board Committees:	Governance and Nominating, Public Issues.

Principal occupation:	President, World Wildlife Fund U.S., one of the world’s largest nature conservation organizations, since 1989.

Recent business experience:

Ms. Fuller had various responsibilities within World Wildlife Fund and The Conservation Foundation from 1982 to 1989, including executive vice president, general counsel and director of WWF’s public policy and wildlife trade monitoring programs.

Earlier, she held several positions in the U.S. Department of Justice (DOJ), culminating as Chief, Wildlife and Marine Resources Section, in 1981 and 1982.

During her time with the DOJ, Ms. Fuller worked as an attorney in the office of Legal Counsel, where she prepared Attorney General opinions and provided advice to the President and Executive agencies on constitutional and federal statutory questions.

Other directorships:	Fondo Mexicano para la Conservacion de la Naturaleza, Mexico’s nature conservation trust fund, Student Conservation Association, Brown University board of trustees and The Ford Foundation.

NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2006 (continued)

Judith M. Gueron

[PHOTO]

Age:	61

Director since:	1988

Alcoa Board Committees:	Audit, Public Issues (chair).

Principal occupation:

President since 1986 of Manpower Demonstration Research Corporation (MDRC), a nonprofit research organization that designs, manages and studies projects to increase the self-sufficiency of economically disadvantaged groups.

Recent business experience:	Dr. Gueron was MDRC’s Executive Vice President for research and evaluation from 1978 to 1986.

Before joining MDRC, she was director of special projects and studies and a consultant for the New York City Human Resources Administration.

Other directorships:	National Bureau of Economic Research.

Ernesto Zedillo

[PHOTO]

Age:	51

Director since:	2002

Alcoa Board Committees:	Audit, Public Issues.

Principal occupation:	Director, Yale Center for the Study of Globalization.

Recent business experience:	Dr. Zedillo is the former President of Mexico; he was elected in 1994 and served until 2000

Before his election as President of Mexico, Dr. Zedillo served in various positions in the Mexican Federal Government and in Mexico’s Central Bank. He is an expert on international trade and economics.

Dr. Zedillo is a member of the Coca Cola Company International Advisory Board.

Other directorships:	The Procter & Gamble Company and Union Pacific Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2004

Alain J. P. Belda

[PHOTO]

Age:	59

Director since:	1998

Alcoa Board Committee:	Executive (chair).

Principal occupation:	Chairman of the Board and Chief Executive Officer of Alcoa since January 2001.

Recent business experience:

Mr. Belda was President and Chief Executive Officer of Alcoa from May 1999 to January 2001; President and Chief Operating Officer from 1997 to May 1999; Vice Chairman from 1995 to 1997; and Executive Vice President from 1994 to 1995.

From 1979 to 1994, he was President of Alcoa Aluminio S.A. in Brazil, Alcoa’s Brazilian affiliate.

Other directorships:

Citigroup Inc., E. I. du Pont de Nemours and Company, and The Ford Foundation. Mr. Belda serves on the board of trustees of The Conference Board, a leading business membership and research organization.

DIRECTORS WHOSE TERMS EXPIRE IN 2004 (continued)

Carlos Ghosn

[PHOTO]

Age:	48

Director since:	2002

Alcoa Board Committees:	Compensation and Benefits, Public Issues.

Principal occupation:	President and Chief Executive Officer, Nissan Motor Co., Ltd., since 2001.

Recent business experience:	Mr. Ghosn served as Chief Operating Officer of Nissan from 1999 to 2001.

He served as Executive Vice President of Renault S.A. of France from 1996 to 1999, responsible for advanced research, car engineering and development, car manufacturing, power train operations and purchasing.

From 1979 to 1996 he served in various capacities with Compagnie Générale des Éstablissements Michelin in the U.S. and Brazil, including Chairman, President and Chief Executive Officer of Michelin North America, Inc. from 1990 to 1996

Mr. Ghosn presided over the restructuring of Michelin North America after the acquisition of Uniroyal Goodrich Tire Company in 1990.

Mr. Ghosn is the author of the book, Renaissance, which describes the turnaround of Nissan.

Other directorships:	Nissan Motor Co., Ltd., Mirant Corporation, and Renault S.A.

DIRECTORS WHOSE TERMS EXPIRE IN 2004 (continued)

Henry B. Schacht

[PHOTO]

Age:	68

Director since:	1994

Alcoa Board Committees:	Audit (chair), Executive, Public Issues.

Principal occupation:	Mr. Schacht is on unpaid leave from Warburg Pincus, where he has been managing director and partner since 2000.

Recent business experience:	Chairman, Lucent Technologies Inc., a communications systems and services company, from October 2000 to February 2003.

Mr. Schacht was named senior advisor of Warburg Pincus in 1999.

He served as Chief Executive Officer of Lucent Technologies, Inc. from October 2000 to January 2002.

Mr. Schacht previously served as Chief Executive Officer of Lucent from February 1996 to October 1997; Chairman from 1996 to 1998; and Senior Advisor from February 1998 to February 1999.

Mr. Schacht was Chairman of Cummins Inc., a leading manufacturer of diesel engines from 1977 to 1995, and was its Chief Executive Officer from 1973 to 1994.

Mr. Schacht was elected President and a director of Cummins in 1969, following a series of international and financial assignments.

Other directorships:	Johnson & Johnson, Knoll, Inc., Lucent Technologies, Inc., and The New York Times Company.

DIRECTORS WHOSE TERMS EXPIRE IN 2004 (continued)

Franklin A. Thomas

[PHOTO]

Age:	68

Director since:	1977

Alcoa Board Committees:	Executive, Governance and Nominating, Compensation and Benefits

Principal occupation:	Consultant, TFF Study Group, a nonprofit institution assisting development in South Africa, since 1996. Chairman, September 11 Fund since 2001

Recent business experience:	Mr. Thomas was President and CEO of The Ford Foundation from 1979 until 1996.

He was President and Chief Executive Officer of Bedford Stuyvesant Restoration Corporation (a non profit community development corporation) from1967 to 1977.

He served as Deputy Police Commissioner in charge of legal matters for the New York City Police Department for two years, starting in 1965. He was named Assistant U.S. Attorney for the Southern District of New York in 1964, and he served as attorney for the Federal Housing and Home Finance Agency in 1963.

Other directorships:	Citigroup Inc., Cummins, Inc., Lucent Technologies, Inc. and PepsiCo, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2005

Joseph T. Gorman

[PHOTO]

Age:	65

Director since:	1991

Alcoa Board Committees:	Audit, Compensation and Benefits (chair), Executive.

Recent business experience:	Mr. Gorman retired as Chairman of TRW Inc. in June2001, after a 33-year career with the company. TRW is a global company serving the automotive, space and information systems markets.

He served as Chief Executive Officer of TRW from 1988 until February 2001.

He was elected a director of TRW in 1984 and became President and Chief Operating Officer in 1985.

He was Vice President and General Counsel until 1980, when he was elected Executive Vice President responsible for the Industrial & Energy sector, then one of TRW’s three major operating units.

He joined TRW in 1968 as a lawyer in the company’s legal department.

Other directorships:	The Procter & Gamble Company, Imperial Chemical Industries plc and National City Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2005 (continued)

Sir Ronald Hampel

[PHOTO]

Age:	70

Director since:	1995

Alcoa Board Committees:	Compensation and Benefits (chair of subcommittee– Investment Management), Governance and Nominating.

Recent business experience:	Sir Ronald served as Chairman of United Business Media, a U.K.-based company with interests in broadcasting, publishing and news dissemination services, from July1999 to November 2002.

Sir Ronald had a successful 44-year career with Imperial Chemical Industries plc (ICI), a diversified chemicals manufacturer, serving as Chairman of ICI from 1995 to 1999.

He was Deputy Chairman and Chief Executive of ICI from 1993 to 1995; Chief Operating Officer from1991 to 1993; and an ICI director from 1985 to 1999. Sir Ronald had numerous commercial positions within the organization, including extended assignments in the U.S.

Sir Ronald was chairman of the UK Government Committee on Corporate Governance from 1995 to 1998, and a director of BAE Systems from 1989 to 2002.

Other directorships:	The All England Lawn Tennis Club (Wimbledon) Limited.

DIRECTORS WHOSE TERMS EXPIRE IN 2005 (continued)

John P. Mulroney

[PHOTO]

Age:	67

Director since:	1987

Alcoa Board Committees:	Compensation and Benefits, Governance and Nominating (chair).

Recent business experience:	Executive Director of the Opera Company of Philadelphia since 1999.

Mr. Mulroney was President and Chief Operating Officer of Rohm and Haas Company, a specialty chemicals manufacturer, from 1986 until his retirement in 1998.

He served as a director of Rohm and Haas from 1982 to 1998.

He was elected group vice president and director of the corporate business department of Rohm and Haas in 1982, became vice president of technology in 1981, and was elected a vice president of Rohm and Haas in 1978.

Other directorships:	Teradyne, Inc. and the William Penn Foundation.

ALCOA STOCK OWNERSHIP AND PERFORMANCE

Stock Ownership of Certain Beneficial Owners

The following shareholders reported to the Securities and Exchange Commission that they owned more than 5% of Alcoa common stock on December 31, 2002.

Name and address of beneficial owner	Number of shares owned	Percent of outstanding Alcoa common stock owned
Wellington Management Company, LLP (1)	62,682,930	7.4%
75 State Street Boston, MA 02109
FMR Corp. (2)	50,132,514	5.9%
82 Devonshire Street Boston, MA 02109

(1)	Wellington reported these amounts as an investment adviser and parent holding company; the shares are owned by its clients. Wellington reported that it had shared power to dispose of 62,682,930 shares and shared power to vote 27,273,704 shares; it did not have sole power to vote or dispose of any shares.

(2)	FMR Corp. is a parent holding company. It reported that it had sole power to vote 3,229,966 shares, sole power to dispose of 50,132,514 shares, and shared power to vote or dispose of none of the shares. The filing was jointly filed on behalf of FMR Corp., Edward C. Johnson 3d, chairman of FMR Corp., Abigail P. Johnson, a director of FMR Corp., and Fidelity Management & Research Company, an investment adviser and wholly-owned subsidiary of FMR Corp.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows beneficial ownership of Alcoa common stock by directors, nominees for director and executive officers as of December 31, 2002. The named officers are Alain J. P. Belda, who served as chief executive officer during 2002, and the four officers who were the highest paid in 2002.

No individual director, nominee or executive officer owned more than 1% of Alcoa’s common stock. The total ownership shown for directors and officers as a group represents less than 2% of outstanding shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Exercisable stock options (1)	Number of shares owned (2)	Number of deferred share equivalent units (3)

Alain J. P. Belda	3,946,129	900,406	18,113

Kathryn S. Fuller	—	—	2,029

Carlos Ghosn	—	—	2,029

Joseph T. Gorman	—	14,735	18,649

Judith M. Gueron	—	12,730	16,461

Sir Ronald Hampel	—	14,948	—

John P. Mulroney	—	13,311	16,385

Henry B. Schacht	—	18,676	16,385

Franklin A. Thomas	—	13,617	41,847

Ernesto Zedillo	—	—	2,086

Michael Coleman	598,575	111,852	2,627

Richard B. Kelson	1,162,747	367,013	7,061

William E. Leahey, Jr.	412,872	13,379	21,419

G. John Pizzey	903,473	233,998	2,451

Directors and executive officers as a group (19 individuals)	8,940,532	1,905,847	177,822

Stock ownership is shown as of December 31, 2002.

(1)	This column lists the number of shares of Alcoa common stock that the executive officers had a right to acquire within 60 days through exercise of employee stock options. Non-employee directors are not eligible for stock option grants under any Alcoa plan. The column excludes stock options that expired in January 2003 with no value.

(2)	This column includes shares held of record and shares owned through a bank, broker, trust or other nominee. It also includes, for executive officers, shares owned through the Alcoa Savings Plan for Non-Bargaining Employees and shares held indirectly through family trust or partnership arrangements.

(3)	Reported in this column are share equivalent units credited to an individual’s account under various plans including deferred fee, deferred compensation and stock acquisition plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership by Alcoa directors and executive officers. Due to the complexity of the reporting rules, the company has assumed certain responsibilities for filing compliance and has instituted procedures to assist officers and directors with these obligations. Based on a review of the filings made during and with respect to the last fiscal year, one report covering one transaction (involving the acquisition of share units under a deferred compensation plan) was filed late for William E. Leahey, Jr.

STOCK PERFORMANCE GRAPH

This graph compares the most recent five-year performance of Alcoa common stock with the S&P 500® Index and a composite index of six direct peers. It shows an investment of $100 on December 31, 1997 and the reinvestment of all dividends. Over the five-year period, your $100 investment in Alcoa stock would have grown to $141 by the end of 2002. This compares with $97 for the S&P 500® Index and $145 for the direct peers. The composite of direct peers includes the following publicly traded companies: Alcan Aluminium Ltd., Billiton plc*, Noranda Inc., Norsk Hydro ASA*, Pechiney SA* and Rio Tinto plc*. These peers were selected on an industry or line of business basis.

* Traded as American Depository Receipts.

As of 12/31	1997	1998	1999	2000	2001	2002
Alcoa	$100	$108	$244	$200	$216	$141

S&P 500	100	129	156	141	125	97

Direct Peers (6 Stocks)	100	84	160	127	144	145

CUMULATIVE TOTAL RETURN AT YEAR END

Based upon an initial investment of $100 on December 31, 1997 with dividends reinvested.

CUMULATIVE TOTAL RETURN AT YEAR END

$400
$300
$200
$100
0
Alcoa
S&P 500®
Direct Peer Group
1997
1998
1999
2000
2001
2002

Source: Georgeson Shareholder Communications, Inc.

Copyright © 2003, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

REPORT OF THE AUDIT COMMITTEE

Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the company’s financial reporting process and internal control functions.

Management has the primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has the responsibility to monitor and oversee these processes.

In fulfilling its responsibilities, the Audit Committee retained the company’s independent accountants, PricewaterhouseCoopers LLP. That firm has discussed with the Committee and provided written disclosures to the Committee on (1) that firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards. The Audit Committee also reviewed the fees paid for audit services as compared with fees paid for other services and concurred with management that the fees paid for other services would not affect the independence of the auditors in performing their audit function. The fees are set forth in the following section.

The Committee reviewed with the Vice President – Audit and the independent accountants the overall scope and specific plans for their respective audits.

Without management present, the Committee met separately with the Vice President – Audit and the independent accountants to review the results of their examinations, their evaluation of the company’s internal controls, and the overall quality of Alcoa’s accounting and financial reporting.

The Committee reviewed and discussed with management and the independent accountants the company’s audited financial statements.

Following these actions, the Committee recommended to the Board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

See page 6 of this proxy statement “Committees and Meetings of the Board” for information on the Committee’s meetings in 2002.

The Audit Committee

Henry B. Schacht, Chairman

Joseph T. Gorman

Judith M. Gueron

Ernesto Zedillo

February 20, 2003

Relationship with Independent Accountants

PricewaterhouseCoopers LLP or its predecessor has been the independent accounting firm that audits the financial statements of Alcoa and most of its subsidiaries. In accordance with resolutions adopted by the Audit Committee, PricewaterhouseCoopers’ lead audit and review partners will be rotated every five years.

In addition to performing the audit of the company’s consolidated financial statements, PricewaterhouseCoopers provided various other services during the last two years. The aggregate fees billed for the last two years for each of the following categories of services are set forth below:

2002
Audit Fees:	$6.0 million
Audit Related Fees:	$1.1 million
Tax Fees:	$6.5 million
All Other Fees:	$0.0 million

2001
Audit Fees:	$5.7 million
Audit Related Fees:	$2.6 million
Tax Fees:	$4.3 million
All Other Fees:	$0.0 million

Services included within audit related fees include audits of the Company’s employee benefit plans, review of registration statements and issuance of comfort letters, acquisition and divestiture due diligence reviews, and other audit reports required by regulation or contract.

Tax related services include preparation and assistance with tax returns for expatriate employees and executives, various legal entities of the Company, and tax advice and planning for income taxes, customs and duty taxes within the US and within various foreign locations. In 2002, expenditures for tax services were (a) $4.5 million for corporate taxes, (b) $1.6 million for expatriates, and (c) $400,000 for executives.

The Audit Committee of Alcoa’s Board reviews summaries of the services provided by PricewaterhouseCoopers and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers. See report of the Audit Committee on page 20.

The Audit Committee is evaluating appropriate procedures to implement final regulations relating to pre-approval of services of PricewaterhouseCoopers.

The Audit Committee has appointed PricewaterhouseCoopers to audit the 2003 financial statements. Representatives from this firm will be at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

This year the Compensation and Benefits Committee undertook a comprehensive review of executive compensation at the Company and made a number of changes, which we will summarize in this report. The Committee approved the selection of an external consultant designated by management to conduct an extensive study on global executive compensation. Additionally, the Committee retained its own independent consultant to review the recommendations arising from this study. We are satisfied that the proposed total compensation design for executives is fair and that the proposed changes are appropriate.

In addition, we reviewed our charter and made some changes to it to underscore our independence and to enhance our ability to provide oversight for compensation and benefits.

We believe our compensation procedures and practices are in line with the best corporate governance standards. Our executives have an opportunity to increase their compensation by performing well. Our performance-based cash incentive plans have been established to pay above the median for performance that is above median, and the stock option program rewards executives if the company’s stock is rising. Executive compensation declines if the company’s stock price is declining or if performance objectives are not fully realized. We have never repriced stock options and our plan, which was approved by the shareholders, prohibits repricing. We think these designs and practices have served the interests of the shareholders well. Although we are looking at changes to the stock option program and we will implement changes to total compensation over time, we intend to maintain our focus on performance-based compensation and alignment with long-term shareholder interests.

About the Compensation and Benefits Committee—Our Committee is comprised solely of independent directors who receive compensation from the company only in our role as directors. We are required to invest 50% of our director compensation in Alcoa stock and to maintain that investment until we retire from the Board. We have, in the past, retained compensation consultants independent of management’s consultants and we have the explicit authority to do so under our charter. Our Committee has responsibility for all aspects of executive officers’ compensation, including approval of all employment, retention and severance agreements.

Executive Compensation—The executive compensation study resulted in a number of recommendations that we approved. For senior executives, salary targets will move from below the median to the median. Target incentive compensation will move from above the median to the median. For senior executives compensated on a U.S. basis, we will compare compensation with approximately 150 U.S. companies with revenues of $10 billion or more. Similar policies are in effect in other regions of the world where we operate.

We have approved changes within the annual cash incentive program, which program continues to use a balanced scorecard format. The balanced scorecard approach combines financial and non-financial measures to determine incentive targets and awards. We continue to weight these goals 60% financial and 40% non-financial. Return on capital is the primary financial measure. There will be a greater focus on fewer key measures to strengthen the focus within individual business units. The changes also included greater flexibility and accountability at the Group President level in establishing targets for their businesses.

Our approach to stock options was also reviewed and several changes were approved, beginning with the January 2003 grant. Stock options will now vest one-third in each of the three years from the date of the grant, and the reload feature of new options will be subject to cancellation or modification.

The design of the stock option grant for 2003 is an interim step in a broader future redesign of our long-term incentive program. We believe that compensation decisions should be driven by the effectiveness of various forms of compensation—and not by accounting treatment. During 2003 we will be considering a variety of compensation changes in an effort to provide the most effective mix of incentive compensation.

For the January 2003 stock option grants, we approved U.S. stock option grant guidelines at the same level as 2002, except that we provided greater flexibility to recognize superior performance. Our senior executives receive grants under the U.S. guidelines. We also adjusted grants outside the U.S. markets towards their individual regional or country market standards.

The overall PLUS plan design remains unchanged. As previously reported, this is a mid-term cash incentive stretch program aimed at taking our return on capital performance into the first quintile of S&P Industrials by the end of 2003.

Compensation of the Chief Executive Office—The chief executive officer’s compensation is generally consistent with that of other executive officers. His compensation includes base salary, annual cash incentives, stock option awards and occasional multi-year incentives.

Our Committee meets annually without the chief executive officer and evaluates his performance compared with previously established financial and nonfinancial goals. We reach a consensus as a committee and make the appropriate compensation adjustments. Finally, we report in full to the other members of the Board for their consideration and agreement. This meeting is an executive session of independent directors only.

Alain J. P. Belda was elected Alcoa’s chairman and chief executive officer on January 1, 2001. Mr. Belda received an annual stock option award in January 2002 covering 643,390 shares. All options granted have reload rights. We awarded Mr. Belda incentive compensation in 2003 for performance in 2002 in the amount of $1,108,400, which was 77.5% of his target incentive award. As noted in the proxy statement for the 2002 annual meeting, Mr. Belda asked the Committee, and we agreed, to reduce his salary by 20% for the year 2002, underscoring his leadership role in achieving profitable growth under challenging business conditions.

Stock Ownership Commitment – Stock ownership guidelines for senior executives became effective on January 1, 2000, and individuals have five years to reach the minimum ownership requirement for their positions. The guidelines range from 15,000 shares for most business unit presidents, to 25,000 or 50,000 shares for most other senior executives. The ownership target for the chief executive officer is 160,000 shares. Amounts invested in the Alcoa stock fund of the Alcoa savings plan as well as share equivalent units in the company’s deferred compensation plan are counted as ownership for purposes of the guidelines since they represent an equity investment position for the executive. Most executives currently own more than the guideline number of shares for their positions. In 2002, all named executives exceeded their guideline ownership levels. To assist executives who are of relatively short tenure with the company to achieve the guideline ownership requirement, we approved a program that provides an incentive for those eligible to invest all or a portion of their annual cash bonus in Alcoa stock. Under the program, Alcoa matches 25% of the portion of the participant’s annual cash bonus that is used to purchase Alcoa stock or that is deferred into the notional Alcoa stock investment fund in the deferred compensation plan. The match is in Alcoa share credits that vest in three years. If the executive voluntarily leaves the company before the vesting date other than due to retirement, the company matching contribution is forfeited. One named executive participated in this program in 2002.

Income Tax Consequences—For U.S. federal income tax purposes, Alcoa may deduct compensation paid as the result of option exercises under the shareholder-approved Alcoa Stock Incentive Plan. The company may not, however, deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a named executive.

The Compensation and Benefits Committee

Joseph T. Gorman, Chairman
Carlos Ghosn
Franklin A. Thomas
John P. Mulroney
Sir Ronald Hampel

February 20, 2003

SUMMARY COMPENSATION TABLE

This table summarizes the compensation for the CEO and the four highest paid executive officers in 2002 (listed in alphabetical order).

	Annual Compensation						Long-term Compensation
					Awards		Payouts
Name and Principal Position	Year		Salary(1)	Bonus	Other Annual Compensation (2)	Number of Securities Underlying Option Grants (3)	LTIP Payouts		All Other Compensation (4)
Alain J. P. Belda	2002		$896,923	$1,108,400	$116,042	1,236,710	$0		$245,325
Chairman of the Board	2001		1,043,477	1,400,000	253,947	1,780,943	0		271,975
and Chief Executive Officer	2000		917,308	1,700,000	25,009	1,764,608	1,996,800		352,669

Michael Coleman
Vice President, Alcoa Business	2002		351,600	661,100	0	112,970	0		59,096
Systems and Quality and President,	2001		366,000	485,900	462	337,005	0		63,960
Alcoa Rigid Packaging	2000		356,900	252,700	506	148,600	0		72,414

Richard B. Kelson	2002		481,587	446,000	5,803	364,113	0		69,497
Executive Vice President	2001		535,096	550,000	53,324	846,927	0		75,652
and Chief Financial Officer	2000		495,346	570,000	3,418	834,427	886,464		88,991

William E. Leahey, Jr.
Executive Vice President and Group	2002		362,700	437,000	0	110,000	0		170,895
President, Packaging, Consumer,	2001		385,000	450,000	99,034	116,100	0		581,725	(7)
Construction and Distribution	2000	(5)	254,167	255,206	625	40,280	776,170	(6)	1,503,678	(7)

G. John Pizzey
Executive Vice President	2002		400,130	300,000	71,971	357,590	0		140,706
and Group President,	2001		420,127	440,000	151,389	535,966	0		154,858
Alcoa Primary Products	2000		389,819	520,000	23,596	560,286	847,570		208,690

(1)	The most highly compensated executive officers are those with the highest annual salary and bonus (cash incentive) for 2002. In addition to base salary, the salary column includes, when chosen by the employee, an extra week’s pay instead of vacation for employees with 25 or more years of service. A temporary salary reduction was made in 2002 due to business conditions.

(2)	Amounts represent the reimbursement of taxes on certain personal benefits, including insurance referred to in note (4). The value of personal benefits was below the reporting threshold.

(3)	New option grants made in 2002 totaled 643,390 for Mr. Belda; 112,970 for Mr. Coleman; 187,000 for Mr. Kelson; 110,000 for Mr. Leahey; and 167,530 for Mr. Pizzey. The company granted all of these options at 100% of the fair market value of Alcoa common stock on the grant date. The other option awards relate to previous years’ option grants and the use of the reload feature described in note (2) of the table “Option Grants in 2002.”

(4)	Company matching contributions to 401(k) and excess savings plans for 2002 were: Mr. Belda $52,800; Mr. Coleman $21,096; Mr. Kelson $28,350; Mr. Leahey $21,762; and Mr. Pizzey $23,555. Mr. Leahey received a company matching contribution of $106,133 under the Alcoa Stock Acquisition Plan. The present value costs of the company’s portion of 2002 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were: Mr. Belda $91,000; Mr. Coleman $38,000; Mr. Kelson $41,000; Mr. Leahey $43,000; and Mr. Pizzey $55,000. Unused health care credits received as cash for 2002 were: Mr. Kelson $147 and Mr. Pizzey $1. The reported amounts for 2002 also include $101,525 for Mr. Belda and $62,150 for Mr. Pizzey, which is the annual premium cost of additional term life insurance acquired in 2002. This insurance is designed to address certain estate planning complications related to their status as non-U.S. citizens residing in the U.S.

(5)	Mr. Leahey joined Alcoa in May 2000 following Alcoa’s merger with Reynolds Metals Company. He had been Executive Vice President and Chief Financial Officer of Reynolds since 1998. The reported amounts for 2000 do not include compensation paid by Reynolds to Mr. Leahey before Reynolds became a subsidiary of Alcoa.

(6)	This amount was paid under the Reynolds Long-Term Performance Share Plan.

(7)	The reported amounts include compensation paid to him based on the value of certain benefits that were foregone under the Reynolds Executive Severance Plan. Alcoa also agreed to indemnify Mr. Leahey for any applicable excise tax liability resulting from such amounts paid by Alcoa and to provide him with directors’ and officers’ liability insurance until at least May 3, 2010, insuring him against insurable events which occurred while he was an officer of Reynolds.

OPTION GRANTS IN 2002

INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options Granted (1) (2) (3)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (4)	Expiration Date	Grant Date Present Value (5)
Alain J. P. Belda	643,390	3.84	$36.04	2012/01/11	$6,528,664
	593,320	3.54	36.87	2011/01/12	5,654,340
Michael Coleman	112,970	0.67	36.04	2012/01/11	1,146,339
Richard B. Kelson	187,000	1.12	36.04	2012/01/11	1,897,543
	177,113	1.06	36.87	2011/01/12	1,687,887
William E. Leahey, Jr.	110,000	0.66	36.04	2012/01/11	1,116,202
G. John Pizzey	167,530	1.00	36.04	2012/01/11	1,699,975
	161,066	0.96	35.22	2011/01/12	1,476,975
	28,994	0.17	39.01	2005/01/13	294,869

(1)	This table includes annual option grants (the first grant listed for each officer) and reload option grants (the grants that are shaded in the table). Annual options granted in 2002 become exercisable one year after the grant date and have a term of ten years.

(2)	The option grants listed in this table that are shaded are reload option grants, which become exercisable after six months. A reload option is available to active employees upon exercise of an outstanding option (annual or reload) under the current or prior Alcoa option plan. The reload feature promotes the early exercise of options and the retention of Alcoa shares, while continuing the opportunity to gain from future appreciation on the stock. By exercising an outstanding option, the participant realizes, in shares, the net profit or growth in value of that option (the excess of the current fair market value over the option grant price), less required withholding for taxes. Certain conditions apply: (i) the market value of Alcoa stock on the exercise date of the underlying option must be at least $2.50 more than the grant price of that option; and (ii) the participant must agree that one-half of the net profit shares received on exercise of the underlying option will be held by the participant (directly or in trust) for five years or until the participant’s employment with Alcoa terminates, whichever is earlier. A reload option has the same expiration date as the underlying option and is granted at 100% of the market value of Alcoa stock on the grant date. The reload option covers the number of shares exercised in the underlying option less the number of profit shares delivered to the participant after withholding for taxes. Reload options may be granted where the exercise price of the underlying option is paid using previously owned mature shares or cash, subject to certain limitations.

(3)	Options granted on or after June 1, 1999 provide for acceleration of vesting and become immediately exercisable upon certain events constituting a change in control of Alcoa.

(4)	The exercise price of all options is 100% of the fair market value of Alcoa stock on the grant date. Option award participants may use shares they own for a minimum period to pay the exercise price and may have shares withheld for payment of required withholding taxes. Participants may transfer stock option awards to immediate family members or family trusts, provided the transfer is made as a gift, for no consideration. The participant remains responsible for payment of withholding taxes when the family member or trust exercises the option. Otherwise, stock option awards are not transferable during the participant’s lifetime.

(5)	The company uses the Black-Scholes option pricing model to estimate Grant Date Present Value specific to the grants listed in this table. Our use of this model is not an endorsement of the model’s accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date Present Value: expected volatility – 42%; average risk-free rate of return – 3.5%; expected dividend yield – 2.1%; expected life, annual grants – 3 years; and expected life, reload grants – 2.5 years. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises.

2002 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

This chart shows the number and value of stock options, both exercised and unexercised, for the named officers during 2002.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Alain J. P. Belda	638,800	$3,450,350	3,349,293	643,390	$528,858	$—
Michael Coleman	—	—	485,605	112,970	—	—
Richard B. Kelson	191,900	1,036,509	1,002,609	187,000	—	—
William E. Leahey, Jr.	5,512	56,884	302,872	110,000	37,208	—
G. John Pizzey	199,628	711,565	746,082	167,530	—	—

(1)	We calculated the value of unexercised options using the difference between the option exercise price and the year-end stock price of $22.78 per share, multiplied by the number of shares underlying the option.

(2)	Alcoa paid cash dividend equivalents in 2002 on a portion of the exercisable options held by plan participants. Dividend equivalents are equal in amount to the company’s common stock dividend. The total amount of dividend equivalents paid in 2002 to all plan participants was approximately $2.0 million.

PENSION PLANS

Alcoa’s pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and non tax-qualified excess plans. This table shows the annual benefits payable at executive compensation levels.

PENSION PLAN TABLE

Annual Benefits for Years of Service Indicated

Average Annual Compensation

	15	20	25	30	35	40
$ 100,000	$19,830	$26,440	$33,050	$39,660	$46,780	$54,930
250,000	52,970	70,620	88,280	105,930	123,590	141,240
500,000	108,280	144,370	180,470	216,560	252,650	288,740
750,000	163,590	218,120	272,650	327,180	381,710	436,240
1,000,000	218,900	291,870	364,840	437,810	510,780	583,740
1,250,000	274,220	365,620	457,030	548,430	639,840	731,240
1,500,000	329,530	439,370	549,220	659,060	768,900	878,740
2,000,000	440,150	586,870	733,590	880,310	1,027,030	1,173,740
2,500,000	550,780	734,370	917,970	1,101,560	1,285,150	1,468,740
3,000,000	661,400	881,870	1,102,340	1,322,810	1,543,280	1,763,740
3,500,000	772,030	1,029,370	1,286,720	1,544,060	1,801,400	2,058,740

The company bases the employee’s amount of pension upon the average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and annual cash incentive. We calculate the amounts in the table using salary at target and annual incentive at target. We also make payments as a straight life annuity, reduced by 5% when an employee elects the surviving spouse feature. The table shows benefits at age 65, before any reduction for surviving spouse coverage. The amounts shown do not include social security benefits.

At December 31, 2002, pension service for the named officers was: Mr. Belda, 34 years; Mr. Coleman, 5 years; Mr. Kelson, 28 years; Mr. Leahey, 12 years; and Mr. Pizzey, 32 years.

TRANSACTIONS WITH MANAGEMENT

The company entered into an agreement with L. Patrick Hassey, who served most recently as Chairman’s Counsel and before that as Executive Vice President, Alcoa and Group President, Alcoa Industrial Components, in connection with his retirement from the company. Under the terms of the agreement, the company will pay Mr. Hassey $36,367 per month beginning February 1, 2003 and continuing through January 31, 2004 as consideration for limitations on his future employment and activities related to competition with the company. These payments are in addition to benefits to which he is entitled under various Alcoa plans.

ITEM 2—SHAREHOLDER PROPOSALS

ITEM 2(a)—SHAREHOLDER PROPOSAL RELATING TO PAY DISPARITY

The Catholic Funds, 1100 West Wells Street, Milwaukee, Wisconsin 53233, owning 400 shares of common stock, have notified Alcoa that they intend to present the following proposal at the annual meeting. The proposal, as submitted, reads as follows:

WHEREAS, the average chief executive officer’s pay has increased from 42 times in 1982 to 411 times that of the average production worker in 2001 (Business Week Online 05/06/02).

Responding to that statistic, New York Fed President, William J. McDonough acknowledged that a market economy requires that some people will be rewarded more than others, but asked: “should there not be both economic and moral limitations on the gap created by the market-driven reward system?” He stated: “I can find nothing in economic theory that justifies this development.” He called such a jump in executive compensation “terribly bad social policy and perhaps even bad morals.” According to The Wall Street Journal, McDonough cited “the biblical admonition to ‘love they neighbor as thyself’ as justification for voluntary CEO pay cuts” beginning with the strongest companies. He said: “CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels” (09/12/02).

Affirming McDonough’s comments, the Milwaukee Journal-Sentinel editorialized that regulating executive compensation “is the business of corporate boards, or should be. Unfortunately, too many corporate directors on company compensation committees simply rubber-stamp decisions made by top managers. That should stop” (09/13/02).

In “CEOs: Why They’re So Unloved,” Business Week editorialized: “CEO pay is so huge that people don’t believe executives deserve it…In 1980, CEO compensation was 42 times that of the average worker. In 2000, it was 531 times. This is a winner-take-all philosophy that is unacceptable in American society…The size of CEO compensation is simply out of hand” (04/22/02).

The Conference Board issued a report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance and that changes must be made (09/17/02). Commenting on this The New York Times called for “Atonement in the Boardroom” (09/21/02), while Warren Buffet said: “The ratcheting up of compensation has been obscene.”

United For a Fair Economy has shown an inverse correlation between very high CEO pay and long-term stock performance (http://www.ufenet.org/press/2001/Bigger_They _Come.pdf)

Resolved: shareholders request the Board’s Compensation Committee to prepare and make available by January 1, 2004 a report (omitting confidential information and prepared at reasonable cost) to requesting shareholders comparing the total compensation of the company’s top executives and its lowest paid workers both in this country and abroad on January 1, 1982, 1992 and 2002. We request the report include: statistics related to any changes in the relative percentage size of the gap between the two groups; the rationale justifying any such percentage change; whether our top executives’ compensation packages (including options, benefits, perks, loans and retirement agreements) are “excessive” and should be changed; as well as any recommendations to adjust pay “to more reasonable and justifiable levels.”

Supporting Statement

Our Company fits William J. McDonough’s “strong company” category. Our pay scales should model justice and equity for all our workers. Supporting this resolution would be one step in this direction.

POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “Against” the proposal.

We share these concerns. We are a values-based company that believes all employees should be treated fairly. We work diligently to ensure that all employees are compensated fairly according to their accountabilities, the regional markets for labor and their performance.

We do not think that a study comparing the compensation paid to the company’s highest level executives in one country with that paid to the lowest paid workers in other countries would be of any value. We believe there are fundamental differences in the skills, availability and geographical location of employees belonging to the two groups, as well as a dramatic difference in their abilities to impact the company’s overall performance and results. More importantly, we already have well established and appropriate processes to ensure that compensation will be paid in a fair and equitable manner. The proposed study would divert company resources, even if we had ready availability to 10-year old and 20-year old compensation data around the world, which we do not have.

Executive compensation at Alcoa is controlled by our Compensation and Benefits Committee, which is comprised totally of independent directors. The Committee has express authority to hire its own compensation consultants and has done so on a number of occasions. In 2002, the Compensation and Benefits Committee undertook a comprehensive study of executive compensation throughout Alcoa. As a result of that study, we have changed our total cash compensation targets from above the median down to the median, for comparable accountabilities, within an expanded database of approximately 150 comparable companies. We believe that compensating our senior executives at that level will permit us to attract, motivate and retain individuals who will bring to the company the necessary skills to manage the very complex enterprise that Alcoa has become. It also supports a position to stop the “ratcheting up” effect caused when many companies target compensation above the median.

A review of this proxy statement will show that there has not been a steady upward progression in the compensation of Alcoa’s most highly paid executives. Our compensation policy is to create a compensation framework that rewards executives for both performance against goals and the creation of shareholder value. Given our stock performance in the past two years, executive compensation has declined in parallel.

Overall, we believe our compensation is established in a fair and equitable manner within each respective labor market for all employees and a study of the kind proposed would be of no value to shareholders.

The Board of Directors therefore recommends a vote AGAINST ITEM 2(a). The proxy committee will vote your proxy against this item unless you give instructions to the contrary in the proxy.

ITEM 2(b)—SHAREHOLDER PROPOSAL RELATING TO SEVERANCE AGREEMENTS

The American Federation of Labor and Congress of Industrial Organizations Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, owning 500 shares of common stock, has notified Alcoa that it intends to present the following proposal at the annual meeting. The proposal, as submitted, reads as follows:

Shareholder Proposal

Resolved: That the shareholders of Alcoa Inc. (“Alcoa or the “Company”) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions; retirement agreements; and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites, and consulting fees to be paid to the executive.

Supporting Statement

Acting without first seeking shareholder approval, the Board of Directors in 2002 adopted a severance plan for senior executives in the event of a change in control. Under this plan, commonly known as a golden parachute, executives are entitled to:

•	A cash payment equal to 3 times annual salary plus target annual variable compensation,
•	Continuation of benefits for 3 years,
•	Growth on pension credits for 3 years
•	Reimbursement of excise taxes and gross-up, and
•	6 months outplacement.

In our opinion, this severance agreement is excessive and unnecessary given the high levels of compensation and retirement benefits awarded to Company executives. According to the Wall Street Journal (“Retirement Rules Won’t Affect Appointees,” February 13, 2002, Page A12), financial-disclosure forms filed with the U.S. Office of Government Ethics by former Alcoa Chairman and CEO Paul O’Neill indicate that he is entitled to substantial retirement wealth in executive pension and savings plans that are not available to regular workers.

According to these filings as reported by the Wall Street Journal, Alcoa will pay O’Neill a pension of $926,318 a year in retirement. Alcoa’s pension credits O’Neill with 30 years of service, although he joined the company in 1987 and left in 2000. He also has 401(k) assets worth $500,000 to $1 million, and deferred compensation plans with total values of $1.1 million to $5.5 million. O’Neill’s heirs will receive the proceeds of a split-dollar life insurance trust and a second trust called the Alcoa Estate Enhancement Program.

Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon. The California Public Employees Retirement System, the Council of Institutional Investors, and Institutional Shareholder Services generally favor requiring shareholder approval of these types of severance agreements. For these reasons we urge shareholders to vote FOR this proposal.

POSITION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “Against” the proposal.

This proposal would not enhance shareholder value.

Alcoa has over 200,000 shareholders. It is simply not practical to involve shareholders in any meaningful way in the approval process for the design of a severance plan or in the negotiation of individual severance arrangements.

The by-laws of the company delegate to the Compensation and Benefits Committee of the Board of Directors the authority to approve severance plans or other arrangements with officers. This by-law provision reflects a fundamental corporate governance principle that shareholders do not manage corporate operations, including compensation decisions. It is the proper role of shareholders to elect directors to oversee the adoption of severance plans.

The Board of Directors approved a change in control severance plan for officers last year after careful review by the Compensation and Benefits Committee (which is comprised entirely of independent directors) and input from outside legal experts and independent compensation consultants that were retained at the direction of the Compensation and Benefits Committee. The process of adopting this severance plan required extensive review by members of the Compensation and Benefits Committee over a period of a number of months. The severance plan was fully disclosed to the shareholders.

Severance agreements related to a change in control ensure stability of leadership during a period when the continued employment of the leadership of an acquired company is uncertain. Such arrangements preserve shareholder value by removing personal distractions from those who must focus on negotiating the best possible value for the shareholders and those who must continue to lead business unit results to enhance shareholder value. A change in control program, like the one adopted by the company last year, is a standard part of most compensation programs at comparable companies.

Finally, shareholder approval of severance arrangements in the merger and acquisition context is not feasible. In every major acquisition in recent years, the acquired company has had severance arrangements in place, which Alcoa assumed as part of the acquisition. Requiring Alcoa to seek shareholder approval of such arrangements would negatively impact our ability to effectively compete with others for strategic acquisitions.

In summary, the Board believes that the proposal is ill advised and would add no value to the shareholders.

The Board of Directors therefore recommends a vote AGAINST ITEM 2(b). The proxy committee will vote your proxy against this item unless you give instructions to the contrary on the proxy.

OTHER INFORMATION –

LEGAL PROCEEDING

INVOLVING DIRECTORS

AND CERTAIN ALCOA OFFICERS

On October 15, 1999, Victoria Shaev, who represents that she is an Alcoa shareholder, filed a purported derivative action on behalf of the company in the United States District Court for the Southern District of New York, naming as defendants the company, each member of Alcoa’s Board of Directors, certain officers of the company and PricewaterhouseCoopers LLP, Alcoa’s independent accountants. The lawsuit alleged, among other things, that Alcoa’s proxy statement dated March 8, 1999 contained materially false and misleading statements and omissions regarding the proposed Alcoa Stock Incentive Plan. On March 19, 2001, the court granted without prejudice the defendants’ motion to dismiss the plaintiff’s claims. On May 31, 2001, Ms. Shaev served an amended complaint making the same allegations as in the previous complaint but styling the complaint as a class action on behalf of shareholders. The company served a motion to dismiss on June 25, 2001. On October 25, 2002, the amended complaint was dismissed on the factual and legal merits of the matter. A notice of appeal has been filed by the plaintiff.

CHANGE IN CONTROL PLAN

In 2002, the Board approved a change in control severance plan for key executives, including officers of the company and other key executives designated by the Compensation and Benefits Committee. The severance plan entitles these executives to termination compensation if the executive’s employment is terminated without cause or terminated by the executive in certain circumstances, in either case within three years after a change in control of the company. Termination compensation includes: a cash payment equal to three times annual salary plus target annual variable compensation; continuation of benefits for three years; growth on pension credits for three years; reimbursement of excise taxes and gross-up, and six months outplacement.

Alcoa

201 Isabella St. at 7th St. Bridge

Pittsburgh, PA 15212-5858

[LOGO OF ALCOA]

Alcoa Annual Meeting of Shareholders	Admission Ticket
9:30 a.m. Friday, April 11, 2003 Westin Convention Center Pittsburgh Allegheny Ballroom Pittsburgh, Pennsylvania	This ticket is not transferable

[LOGO OF ALCOA]

Please keep this ticket to be admitted to the annual meeting.

¯  Fold and detach here  ¯

VOTE BY MAIL	THREE WAYS TO VOTE

Return your proxy in the postage-paid envelope provided.	Vote By Mail—Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

VOTE BY INTERNET	Vote by Internet—Have your proxy card available when you access the Web site www.votefast.com. You will be asked to enter your control number; follow the directions given to record your vote.

Access this Web site to cast your vote. www.votefast.com

VOTE BY TELEPHONE

Vote By Telephone—Have your proxy card available when you call toll-free 1-800-542-1160 using a touch-tone phone. You will be asked to enter your control number; follow the directions given to record your vote.

Call toll-free using a touch-tone telephone. 1-800-542-1160

Your Control Number is è

Vote 24 hours a day, 7 days a week. Your telephone to Internet vote must be received by 11:59 p.m. EDT on April 10, 2003 to be counted. If you vote by Internet or by telephone, please do not mail your proxy card. If you vote by mail, your proxy card must be received before the meeting for your vote to be counted.

[LOGO OF ALCOA]	Alcoa 201 Isabella St. at 7th St. Bridge Pittsburgh, PA 15212-5858

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        I authorize Ronald D. Dickel, Charles D. McLane, Jr. and Russell W. Porter, Jr., together or separately, to represent me at the Annual Meeting of Shareholders of Alcoa Inc. scheduled for Friday, April 11, 2003, and at any adjournment of the meeting. I authorize them to vote the shares of stock that I could vote if attending the meeting, in accordance with the instructions on the reverse side of this card. The representatives are authorized in their discretion to vote upon other business that might properly come before the meeting, and they may name others to take their place.

        As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following: as a shareholder or record, in the Alcoa Dividend Reinvestment and Stock Purchase Plan, the Alcoa Employee Stock Purchase Plan and in employee savings plans sponsored by Alcoa, its subsidiaries or affiliates.

Comments:

(Vote on the other side)

Help Reduce Printing, Postage Cost And Paper Mailed To Your Home!

Alcoa is pleased to offer the convenience of viewing proxy statements, annual reports and related proxy materials on-line!

With your consent, we can stop sending paper copies of these documents until you notify us otherwise, saving your company money. Many shareowners already do this today.

To participate, simply check the box at the bottom of this proxy card. In the future, you will receive notification when these materials become available along with the Internet location where the materials can be viewed. The annual report and proxy statement can be viewed today at www.alcoa.com

There is absolutely no charge for this service other than the charges you may already incur from your Internet provider, telephone and/or cable company.

If you see hard copies of these documents as useful to retain, then please disregard this opportunity. If you use hard copies of these documents briefly and then discard, then please let us know that you prefer electronic copies. Through this choice, you can help us apply the Alcoa Business System and eliminate waste.

(continued from the other side)	(RETURN IN THE ENCLOSED ENVELOPE IF VOTING BY MAIL)	(fold and detach here)

P R O X Y	Please mark your choices clearly in the appropriate boxes. Unless specified, the proxy committee will vote FOR item 1 and AGAINST items 2a and 2b.

DIRECTORS RECOMMEND A VOTE FOR THESE DIRECTORS / CANDIDATES

1. Election of Directors – Nominees to serve a three-year term:

        1. Kathryn S. Fuller        2. Judith M. Gueron        3. Ernesto Zedillo

    ☐  FOR all listed nominees         ☐  WITHHOLD vote for all listed nominees

    ☐  WITHHOLD vote only from

	DIRECTORS RECOMMEND A VOTE AGAINST THIS ITEM (#2a)	2a. Shareholder Proposal Relating to Pay Disparity ☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN

	DIRECTORS RECOMMEND A VOTE AGAINST THIS ITEM (#2b)	2b. Shareholder Proposal Relating to Severance Agreements ☐ VOTE FOR ☐ VOTE AGAINST ☐ ABSTAIN

If you plan to attend the annual meeting, please check the box on the right.	☐ I will attend the 2003 annual meeting.

☐  Yes, I consent to receiving proxy statements, annual reports and related proxy materials on-line!

PLEASE VOTE, SIGN, DATE AND RETURN	è Date , 2003 (Sign exactly as name appears on the reverse side, indicating position or representative capacity, where applicable)